Exhibit 99.1

JAMES RIVER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Pembroke, Bermuda, February 25, 2021 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported fourth quarter 2020 net loss of $20.3 million ($0.66 per diluted share), compared to net income of $20.5 million ($0.67 per diluted share) for the fourth quarter of 2019. Adjusted net operating loss1 for the fourth quarter of 2020 was $29.0 million ($0.95 per diluted share), compared to adjusted net operating income of $23.3 million ($0.76 per diluted share) for the same period in 2019.

(Loss) Earnings Per Diluted Share	Three Months Ended December 31,
	2020	2019

Net (Loss) Income	$(0.66)	$0.67
Adjusted Net Operating (Loss) Income [1]	$(0.95)	$0.76

Fourth Quarter 2020 Highlights
▪39% growth in Core (excluding Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium and 9.3% increase in E&S renewal pricing. The quarterly rate of growth in Core was the highest in 2020
▪Net Investment Income of $22.2 million, an increase of 7%, or $1.4 million
▪$62.3 million of unfavorable development in the E&S segment, inclusive of $75.8 million of unfavorable development in Commercial Auto and $13.5 million of favorable development in Core E&S. Additionally, there was $24.7 million of unfavorable development in the Casualty Reinsurance segment

Full Year 2020 Highlights
▪Tangible Book Value per Share1 of $18.84, an increase of 8.9% from December 31, 2019, before the deduction of dividends
▪29% growth in Core E&S Gross Written Premium for the full year 2020 and 13.7% increase in E&S renewal pricing
▪Net Investment Income of $73.4 million, a decrease of 3%, or $2.3 million
▪Full year combined ratio of 105.6%, including 97.7% in the E&S segment, 92.7% in the Specialty Admitted segment and 113.7% in the Casualty Reinsurance segment

1 Adjusted Net Operating (Loss) Income and Tangible Book Value are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Fourth Quarter Results

February 25, 2021

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “As we reported last week, we have meaningfully strengthened reserves in the Commercial Auto division of our E&S segment and our Casualty Reinsurance segment in response to a significant increase in reported losses. While our results for the fourth quarter and full year 2020 were very disappointing, the Company is extremely well positioned to take advantage of compelling market conditions across our segments. Our Core E&S business is operating in its most attractive rate environment in recent memory, and our fronting business within our Specialty Admitted Insurance segment continues to see new opportunities for profitable growth with new partners. Submission volume in E&S remains strong, and the 9.3% renewal rate increase was the 16th consecutive quarter of rate increases. Fee income in our fronting business grew 22% during 2020.”
Fourth Quarter 2020 Operating Results
•Gross written premium of $359.7 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$196,494	$234,449	(16)%
Specialty Admitted Insurance	104,860	94,758	11%
Casualty Reinsurance	58,314	45,963	27%
	$359,668	$375,170	(4)%

•Net written premium of $202.2 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$122,156	$163,614	(25)%
Specialty Admitted Insurance	17,605	15,012	17%
Casualty Reinsurance	62,443	46,004	36%
	$202,204	$224,630	(10)%

•Net earned premium of $159.1 million, consisting of the following:

	Three Months Ended December 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$109,647	$168,176	(35)%
Specialty Admitted Insurance	14,845	14,650	1%
Casualty Reinsurance	34,619	38,280	(10)%
	$159,111	$221,106	(28)%

•Core E&S gross written premium increased 39% (all twelve core underwriting divisions grew). Due to continued stronger relative growth in our Excess Casualty underwriting division, where we cede a larger portion of risk as compared to other lines, the core E&S premium retention ratio declined and net written premium increased at a lower rate than gross written premium. Gross written premium for the E&S segment decreased due to the cancellation of all policies issued to one large commercial auto insured, effective December 31, 2019;
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JRVR Announces Fourth Quarter Results

February 25, 2021

•Gross written premium for the Specialty Admitted Insurance segment increased from the prior year quarter due to a 14% increase in premiums written in our fronting business. The increase in premiums written is primarily attributable to growth in several recently commenced fronting relationships;
•Gross and net written premium in the Casualty Reinsurance segment increased from the prior year quarter due to a timing difference in the renewal of one treaty during the fourth quarter which had previously renewed during the third quarter of 2019, and higher renewal premium for another large treaty;
•There was overall unfavorable reserve development of $86.0 million compared to unfavorable reserve development of $8.8 million in the prior year quarter (representing a 54.0 and 4.0 percentage point increase to the Company’s loss ratio in the periods, respectively);
•Pre-tax prior (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2020	2019
Excess and Surplus Lines	$(62,262)	$46
Specialty Admitted Insurance	1,000	1,000
Casualty Reinsurance	(24,707)	(9,802)
	$(85,969)	$(8,756)

•The prior year reserve development in the quarter included $62.3 million of adverse development in the E&S segment, driven by $75.8 million of unfavorable development in the commercial auto division, principally from one large account, and $13.5 million of favorable development in Core E&S experienced over many years. The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its individual risk workers' compensation business. The Casualty Reinsurance segment experienced $24.7 million of unfavorable development, the effect of which was offset partially by a $7.5 million reduction to sliding scale ceding commissions;
•The Company also reduced its core E&S current accident year loss pick from 66.1% as of the third quarter of 2020 to 62.2% as of the fourth quarter to reflect the significant decline in claims frequency experienced in the most recent year, as well as an extended period of rate increases in excess of expectations;
•Group expense ratio of 19.9% increased from 16.4% in the prior year quarter, principally due to the mix shift away from commercial auto business, which carries a lower expense ratio and higher loss ratio than other lines of business. However, the expense ratio declined 14.3 percentage points from 34.2% in the first quarter of 2020 due to recent expense reduction initiatives, a reduction in performance based compensation expenses, growth in lines of business with lower net commissions and a reduction in sliding scale commissions in the Casualty Reinsurance segment;
•Gross fee income by segment was as follows:

	Three Months Ended December 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$—	$1,944	(100)%
Specialty Admitted Insurance	5,093	4,248	20%
	$5,093	$6,192	(18)%
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JRVR Announces Fourth Quarter Results

February 25, 2021

•Fee income in the E&S segment decreased from its level in the prior year quarter due to the December 31, 2019 cancellation of all policies issued to one large commercial auto insured. Fee income in the Specialty Admitted Insurance segment increased due to the continued growth of fronting relationships;
•Net investment income was $22.2 million, an increase of 7% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the fourth quarter of 2020 was $22.2 million, which compares to $20.8 million for the same period in 2019. The increase was principally due to strong performance from select investments in our Other Private Investments and Renewable Energy Investments portfolios, offset partially by lower investment income from restricted cash due to a decline in short term investment yields. Income in our Renewable Energy portfolio benefited from a $4.8 million gain on one maturing investment.
The Company’s net investment income consisted of the following:

	Three Months Ended December 31,
($ in thousands)	2020	2019	% Change
Renewable Energy Investments	$6,511	$(1)	-
Other Private Investments	1,176	337	249%
All Other Net Investment Income	14,536	20,472	(29)%
Total Net Investment Income	$22,223	$20,808	7%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended December 31, 2020 was 3.0% (versus 3.7% for the three months ended December 31, 2019). The yield decreased primarily as a result of the sale of floating rate bank loan investments during the second quarter of 2020.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the year ended December 31, 2020 was 59.6%. The tax rate was elevated for the year due to increases in reserve estimates in prior accident years which did not generate significant tax benefits.

Tangible Book Value
Pre-dividend tangible book value of $614.5 million at December 31, 2020 was an increase of 9.8% over tangible book value of $559.8 million after dividends at December 31, 2019, due to $50.8 million of after tax unrealized gains in the Company's fixed income investment portfolio and net income of $4.8 million.
December 31, 2020 tangible book value of $577.4 million after dividends increased 3.1% from $559.8 million at December 31, 2019. The adjusted net operating income return on average tangible book value was 3.8% for the full year 2020, which compares to 7.9% for the same period in 2019.
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JRVR Announces Fourth Quarter Results

February 25, 2021

Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Wednesday, March 31, 2021 to all shareholders of record on Monday, March 15, 2021.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its fourth quarter results tomorrow, February 26, 2021, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 7962048, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to register and download any necessary audio software. A replay of the call will be available until 12:00 p.m. (Eastern Time) on March 28, 2021 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform their reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as taxes on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect
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JRVR Announces Fourth Quarter Results

February 25, 2021

us from such events; the effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2020, and our Quarterly Report on Form 10-Q filed with the SEC on October 29, 2020. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting (loss) profit, adjusted net operating (loss) income, tangible book value, adjusted net operating income return on average tangible book value (which is calculated as annualized adjusted net operating (loss) income divided by average tangible book value for the trailing five quarters), and pre-dividend tangible book value per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net
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JRVR Announces Fourth Quarter Results

February 25, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	December 31, 2020	December 31, 2019
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,783,642	$1,433,626
Equity securities, at fair value	88,975	80,735
Bank loan participations, at fair value in 2020 and at amortized cost, net of allowance in 2019	147,604	260,864
Short-term investments	130,289	156,925
Other invested assets	46,548	61,210
Total invested assets	2,197,058	1,993,360

Cash and cash equivalents	162,260	206,912
Restricted cash equivalents	859,920	1,199,164
Accrued investment income	10,980	13,597
Premiums receivable and agents’ balances, net	369,577	369,462
Reinsurance recoverable on unpaid losses, net	805,684	668,045
Reinsurance recoverable on paid losses	46,118	33,221
Deferred policy acquisition costs	62,953	62,006
Goodwill and intangible assets	218,233	218,771
Other assets	330,289	259,867
Total assets	$5,063,072	$5,024,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,192,080	$2,045,506
Unearned premiums	630,371	524,377
Funds held	859,920	1,199,164
Senior debt	262,300	158,300
Junior subordinated debt	104,055	104,055
Accrued expenses	55,989	58,416
Other liabilities	162,749	156,006
Total liabilities	4,267,464	4,245,824

Total shareholders’ equity	795,608	778,581
Total liabilities and shareholders’ equity	$5,063,072	$5,024,405

Tangible book value (a)	$577,375	$559,810
Tangible book value per common share outstanding (a)	$18.84	$18.40
Total shareholders’ equity per common share outstanding	$25.96	$25.59
Common shares outstanding	30,649,261	30,424,391
(a) See “Reconciliation of Non-GAAP Measures”.
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JRVR Announces Fourth Quarter Results

February 25, 2021

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Income (Loss) Statement Data
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$359,668	$375,170	$1,257,000	$1,470,735
Net written premiums	202,204	224,630	647,774	896,150

Net earned premiums	159,111	221,106	606,806	823,746
Net investment income	22,223	20,808	73,368	75,652
Net realized and unrealized gains (losses) on investments (a)	11,855	(3,250)	(16,030)	(2,919)
Other income	1,002	2,486	4,545	10,646
Total revenues	194,191	241,150	668,689	907,125

EXPENSES
Losses and loss adjustment expenses	176,788	171,038	478,545	672,102
Other operating expenses	32,256	38,621	165,498	170,908
Other expenses	346	—	2,138	1,055
Interest expense	2,063	2,510	10,033	10,596
Amortization of intangible assets	91	150	538	597
Total expenses	211,544	212,319	656,752	855,258
(Loss) income before taxes	(17,353)	28,831	11,937	51,867
Income tax expense	2,905	8,360	7,113	13,528
NET (LOSS) INCOME	$(20,258)	$20,471	$4,824	$38,339
ADJUSTED NET OPERATING (LOSS) INCOME (b)	$(28,961)	$23,252	$21,218	$42,934

(LOSS) EARNINGS PER SHARE
Basic	$(0.66)	$0.67	$0.16	$1.27
Diluted	$(0.66)	$0.67	$0.16	$1.25

ADJUSTED NET OPERATING (LOSS) INCOME PER SHARE
Basic	$(0.95)	$0.76	$0.69	$1.42
Diluted	$(0.95)	$0.76	$0.69	$1.40

Weighted-average common shares outstanding:
Basic	30,619,678	30,407,807	30,552,210	30,275,184
Diluted	30,619,678	30,716,072	30,884,416	30,673,924
Cash dividends declared per common share	$0.30	$0.30	$1.20	$1.20

Ratios:
Loss ratio	111.1%	77.4%	78.9%	81.6%
Expense ratio (c)	19.9%	16.4%	26.7%	19.6%
Combined ratio	131.0%	93.8%	105.6%	101.2%
Accident year loss ratio	57.1%	73.4%	63.7%	73.2%

(a) Includes gains of $6.7 million and losses of $214,000 for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2020, respectively (losses of $2.4 million and gains of $6.3 million for the respective prior year periods), and gains of $9.0 million and $1.3 million for the change in net unrealized gains/losses on bank loan participations in the three and twelve months ended December 31, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated (Loss) Income Statements of $674,000 and $3.4 million for the three and twelve months ended December 31, 2020 ($2.2 million and $9.5 million for the respective prior year periods) and a denominator of net earned premiums.

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JRVR Announces Fourth Quarter Results

February 25, 2021

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$196,494	$234,449	(16.2)%	$699,143	$922,320	(24.2)%
Net written premiums	$122,156	$163,614	(25.3)%	$450,346	$685,814	(34.3)%

Net earned premiums	$109,647	$168,176	(34.8)%	$415,168	$625,528	(33.6)%
Losses and loss adjustment expenses	(119,590)	(128,137)	(6.7)%	(318,467)	(528,133)	(39.7)%
Underwriting expenses	(20,093)	(20,443)	(1.7)%	(86,949)	(78,238)	11.1%
Underwriting (loss) profit (a), (b)	$(30,036)	$19,596	-	$9,752	$19,157	(49.1)%

Ratios:
Loss ratio	109.1%	76.2%		76.7%	84.4%
Expense ratio	18.3%	12.1%		21.0%	12.5%
Combined ratio	127.4%	88.3%		97.7%	96.9%
Accident year loss ratio	52.3%	76.2%		62.4%	76.2%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $— and $1.6 million for the three and twelve months ended December 31, 2020, respectively ($1.9 million and $9.1 million for the respective prior year periods). These amounts are included in “Other income” in our Condensed Consolidated (Loss) Income Statements.

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JRVR Announces Fourth Quarter Results

February 25, 2021

SPECIALTY ADMITTED INSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$104,860	$94,758	10.7%	$408,691	$387,642	5.4%
Net written premiums	$17,605	$15,012	17.3%	$59,884	$58,637	2.1%

Net earned premiums	$14,845	$14,650	1.3%	$57,505	$54,338	5.8%
Losses and loss adjustment expenses	(10,719)	(9,775)	9.7%	(41,928)	(34,860)	20.3%
Underwriting expenses	(2,242)	(2,720)	(17.6)%	(11,392)	(13,565)	(16.0)%
Underwriting profit (a), (b)	$1,884	$2,155	(12.6)%	$4,185	$5,913	(29.2)%

Ratios:
Loss ratio	72.2%	66.7%		72.9%	64.2%
Expense ratio	15.1%	18.6%		19.8%	24.9%
Combined ratio	87.3%	85.3%		92.7%	89.1%
Accident year loss ratio	78.9%	73.5%		81.6%	73.8%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $5.1 million and $19.3 million for the three and twelve months ended December 31, 2020, respectively ($4.2 million and $15.8 million for the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% Change	2020	2019	% Change
	($ in thousands)
Gross written premiums	$58,314	$45,963	26.9%	$149,166	$160,773	(7.2)%
Net written premiums	$62,443	$46,004	35.7%	$137,544	$151,699	(9.3)%

Net earned premiums	$34,619	$38,280	(9.6)%	$134,133	$143,880	(6.8)%
Losses and loss adjustment expenses	(46,479)	(33,126)	40.3%	(118,150)	(109,109)	8.3%
Underwriting expenses	(3,385)	(8,254)	(59.0)%	(34,347)	(41,932)	(18.1)%
Underwriting loss (a)	$(15,245)	$(3,100)	391.8%	$(18,364)	$(7,161)	156.4%

Ratios:
Loss ratio	134.3%	86.5%		88.1%	75.8%
Expense ratio	9.7%	21.6%		25.6%	29.2%
Combined ratio	144.0%	108.1%		113.7%	105.0%
Accident year loss ratio	62.9%	60.9%		59.9%	59.8%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Fourth Quarter Results

February 25, 2021

RECONCILIATION OF NON-GAAP MEASURES

Underwriting (Loss) Profit

The following table reconciles the underwriting (loss) profit by individual operating segment and for the entire Company to consolidated (loss) income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Underwriting (loss) profit of the operating segments:
Excess and Surplus Lines	$(30,036)	$19,596	$9,752	$19,157
Specialty Admitted Insurance	1,884	2,155	4,185	5,913
Casualty Reinsurance	(15,245)	(3,100)	(18,364)	(7,161)
Total underwriting (loss) profit of operating segments	(43,397)	18,651	(4,427)	17,909
Other operating expenses of the Corporate and Other segment	(5,862)	(5,023)	(29,418)	(27,664)
Underwriting (loss) profit (a)	(49,259)	13,628	(33,845)	(9,755)
Net investment income	22,223	20,808	73,368	75,652
Net realized and unrealized gains (losses) on investments (b)	11,855	(3,250)	(16,030)	(2,919)
Other income	(18)	305	(985)	82
Interest expense	(2,063)	(2,510)	(10,033)	(10,596)
Amortization of intangible assets	(91)	(150)	(538)	(597)
Consolidated (loss) income before taxes	$(17,353)	$28,831	$11,937	$51,867

(a) Included in underwriting results for the three and twelve months ended December 31, 2020 is fee income of $5.1 million and $20.9 million, respectively ($6.2 million and $24.9 million for the respective prior year periods).

(b) Includes gains of $6.7 million and losses of $214,000 for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2020, respectively (losses of $2.4 million and gains of $6.3 million for the respective prior year periods), and gains of $9.0 million and $1.3 million for the change in net unrealized gains/losses on bank loan participations in the three and twelve months ended December 31, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Adjusted Net Operating (Loss) Income

We define adjusted net operating (loss) income as net (loss) income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities and bank loan participations effective with the Company's election of the fair value option for bank loans on January 1, 2020), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, and costs associated with former employees. We use adjusted net operating (loss) income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating (loss) income should not be viewed as a substitute for net (loss) income calculated in accordance with GAAP, and our definition of adjusted net operating (loss) income may not be comparable to that of other companies.

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JRVR Announces Fourth Quarter Results

February 25, 2021

Our (loss) income before taxes and net (loss) income reconciles to our adjusted net operating (loss) income as follows:

	Three Months Ended December 31,
	2020		2019
	Loss Before Taxes	Net Loss	Income Before Taxes	Net Income
	(in thousands)
(Loss) Income as reported	$(17,353)	$(20,258)	$28,831	$20,471
Net realized and unrealized (gains) losses on investments (a)	(11,855)	(8,806)	3,250	2,781
Other expenses	256	103	—	—
Adjusted net operating (loss) income	$(28,952)	$(28,961)	$32,081	$23,252

	Twelve Months Ended December 31,
	2020		2019
	Income Before Taxes	Net Income	Income Before Taxes	Net Income
	(in thousands)
Income as reported	$11,937	$4,824	$51,867	$38,339
Net realized and unrealized losses on investments (a)	16,030	14,840	2,919	3,761
Other expenses	1,967	1,554	1,055	834
Adjusted net operating income	$29,934	$21,218	$55,841	$42,934

(a) Includes gains of $6.7 million and losses of $214,000 for the change in net unrealized gains/losses on equity securities in the three and twelve months ended December 31, 2020, respectively (losses of $2.4 million and gains of $6.3 million for the respective prior year periods), and gains of $9.0 million and $1.3 million for the change in net unrealized gains/losses on bank loan participations in the three and twelve months ended December 31, 2020, respectively, following the Company's election of the fair value option for bank loans effective January 1, 2020.

Tangible Book Value (per Share) and Pre-Dividend Tangible Book Value (per Share)

We define tangible book value as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible book value may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible book value internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible book value for December 31, 2020, September 30, 2020, and December 31, 2019 and reconciles tangible book value to tangible book value before dividends for December 31, 2020.

	December 31, 2020		September 30, 2020		December 31, 2019
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$795,608	$25.96	$821,406	$26.83	$778,581	$25.59
Goodwill and intangible assets	218,233	7.12	218,324	7.13	218,771	7.19
Tangible book value	$577,375	$18.84	$603,082	$19.70	$559,810	$18.40
Dividends to shareholders for the twelve months ended December 31, 2020	37,091	1.20
Pre-dividend tangible book value	$614,466	$20.04
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